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Dear Plan Sponsor:

As you know, Oppenheimer Management Corporation (OMC) has entered into an agreement with Oppenheimer Capital to purchase assets related to its mutual fund business, the Quest for Value Family of mutual funds. We have enclosed the required proxy statements for the Quest equity funds along with ballots for you to vote on behalf of your plan participants. Proxy statements and ballots for the fixed income funds will be sent to you shortly.

Please spend a few minutes now reviewing these important documents and make sure to return your vote at your earliest convenience. A meeting of the shareholders of the equity funds has been scheduled for November 3rd and a meeting of the shareholders of the fixed income funds has been scheduled for November 16.

Here's what you need to know: (Please Note: not every situation will apply to your particular plan.)

   * If your retirement plan includes any of the Quest for Value fixed-income funds, it is proposed that these portfolios be merged into existing and similar OMC funds. It is proposed that the Quest for Value U.S. Government Income Fund, Investment Quality Income Fund and Global Income Fund will be merged respectively into the Oppenheimer U.S. Government Trust, Oppenheimer Bond Fund and Oppenheimer Strategic Income Fund.

   * The proposed new contractual arrangements for the Quest for Value equity fund portfolios provide that these funds will continue to be managed by the existing Oppenheimer Capital portfolio management team pursuant to a Subadvisory Agreement with OMC. These funds include the Quest for Value Fund, Opportunity Fund, Small Capitalization Fund, Global Equity Fund, and Growth and Income Fund. We ask that you vote your shares in these funds as soon as possible.

   * The Oppenheimer Capital Trust Company Stable Value Fund will continue to be available as an investment in your retirement plan. Currently, no changes are planned for this portfolio and no voting is required for the fund.

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These proposed changes should have little impact on the administration or recordkeeping aspects of your plan. Therefore, you can expect to interface with the same administrator. However, in the future, certain procedures involved in the operation of your plan such as where you send plan contributions or where you request fund exchanges will be handled by Oppenheimer Shareholder Services, a division of OMC. We will notify you shortly regarding any and all of these changes.

We'd like to take this opportunity to thank you for your past business. It has been our pleasure to be of service to you. We are confident that the Quest for Value/Oppenheimer Management Corporation transition will be as smooth and seamless as possible. Should you have questions regarding any of these issues, please don't hesitate to contact us at 800-232-FUND.

Sincerely,


Joseph J. Seymour
Senior Vice President
Director of Retirement Planning Services

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QUEST FOR VALUE
FAMILY OF FUNDS



                               October 12, 1995


     Dear Quest Shareholder:

         Proxy material for the Quest Special Meeting(s) of shareholders was mailed to you recently. According to our records, your proxy for this meeting(s), which will be held on Friday, November 3, 1995, has not yet been received.

         For the reasons set forth in the proxy statement dated September 19, 1995, your Directors/Trustees believe the proposals on the agenda are in the best interest of the Fund(s) and its shareholders and recommends a vote FOR the proposals.

         Regardless of the number of shares you may own, it is important that they be represented. We urge you to sign, date, and mail the enclosed proxy promptly.

                               Sincerely,

                               /s/ Joseph M. LaMotta

                               Joseph M. LaMotta
                               Chairman


                 World Financial Center    275 Liberty Street
                 New York, NY 10080-6116   800-700-VALU (8258)